EX-FILING FEES

Calculation of Filing Fee Tables

SC TO-I/A
(Form Type)

STAR MOUNTAIN LOWER MIDDLE-MARKET CAPITAL CORP.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$4,252,192.05	(1)	0.0001102	$468.60	(2)
Fees Previously Paid	$4,178,026.00		0.0001102	$460.42	(3)
Total Transaction Valuation	$4,252,192.05	(1)
Total Fees Due for Filing				$468.60	(2)
Total Fees Previously Paid				$460.42	(3)
Total Fee Offsets				$—
Net Fee Due				$8.18

(1)
Calculated solely for purposes of determining the amount of the filing fee. This amount is based upon the offer to purchase up to 164,813.645 shares of common stock of Star Mountain Lower Middle-Market Capital Corp. (the “Company”) at a price equal to $25.80 per share, which represents the Company’s net asset value as of March 31, 2023.

(2)	Calculated at $110.20 per $1,000,000 of the transaction value.
(3)
An aggregate fee of $460.42 was paid with the filing of the Schedule TO-I by the Company (File No. 005-93740) on March 3, 2023 (calculated at the fee rate then in effect, $110.20 per $1,000,000 of the transaction value).

Table 2: Fee Offset Claims and Sources
Not applicable.